Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SOUTHWEST AIRLINES CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Pass Through Certificates	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Total Offering Amount

Total Fees Previously Paid

Total Fee Offsets
Net Fee Due

(1)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee.